Exhibit 99.1

Berkeley Lights Completes Acquisition of IsoPlexis Forming PhenomeX, the Functional Cell Biology Company

03/21/2023

PhenomeX to begin trading under symbol (NASDAQ: CELL)

EMERYVILLE, Calif., March 21, 2023 /PRNewswire/ -- Berkeley Lights, Inc. (Nasdaq: BLI), a life sciences tools company, today announced that it has completed its previously announced acquisition of IsoPlexis Corporation (Nasdaq: ISO), a company empowering labs to leverage the cells and proteome changing the course of human health. The newly combined company has been renamed PhenomeX and its common stock will begin trading on Nasdaq under the ticker symbol "CELL" at market open tomorrow.

PhenomeX is positioned to be the leading provider of life sciences solutions that have the greatest impact advancing the era of the phenome as the next revolution in biology and medicine unfolds. Its brand reflects the Company's mission to empower scientists to leverage the full potential of each cell and drive the next era of functional cell biology that will advance human health. The new company aims to offer a compelling value proposition to customers, partners, and shareholders by:

•	Offering an expanded product portfolio at different price points with a focus on recurring revenue;
•	Growing its share in a larger cell biology market through expanding its diversified customer base
•	Enhancing its commercial scale and execution;
•	Delivering $70 million in cost synergies to pursue profitability and advance the path to cash flow breakeven; and
•	Serving as a platform for further consolidation in the high-growth, single-cell biology tools space.

The successful combination of Berkeley Lights and IsoPlexis lays the foundation for a financially strong life sciences tools company. In 2022, the two companies generated combined revenues of approximately $95 million, and the new company now has an installed instrument base of more than 400 units, including those placed with each of the top 15 pharmaceutical companies and approximately 85% of comprehensive cancer centers in the United States. PhenomeX will have a global commercial footprint with more than 100 talented customer-facing employees. This increased commercial footprint will vastly strengthen its ability to reach academic, biopharma and CRO companies across all geographies with an accelerated product roadmap. PhenomeX will also be significantly advantaged by an expansive intellectual property estate of more than 600 patents, giving the new company an edge unmatched by its competitors in the market.

"Today begins a new chapter as we bring together two industry pioneers focused on empowering researchers to make breakthrough discoveries by leveraging the full potential of functional cell biology," said Siddhartha Kadia, Ph.D., chief executive officer of PhenomeX. "As PhenomeX, we intend to continue our transformation into a growing and sustainable life sciences company and advance our path to profitability by accelerating our progress across every core pillar of our strategic plan. I look forward to working closely with our team to capture the significant opportunities we see ahead to power the next revolution in science and medicine while delivering value for our shareholders."

Share Distribution

Under the terms of the merger agreement entered into on December 21, 2022, IsoPlexis shareholders received, for each share of IsoPlexis stock, 0.612 shares of Berkeley Lights common stock (which will be automatically converted into shares of PhenomeX common stock). With the transaction complete, former Berkeley Lights and IsoPlexis shareholders own approximately 75.2 percent and 24.8 percent of the combined company, respectively.

Advisors

Cowen is acting as financial advisor to Berkeley Lights, and Freshfields Bruckhaus Deringer LLP is serving as legal counsel. Evercore is serving as financial advisor to IsoPlexis and Cravath, Swaine & Moore LLP is serving as legal counsel.

About PhenomeX Inc.

PhenomeX is empowering scientists to leverage the full potential of each cell and drive the next era of functional cell biology that will advance human health. We enable scientists to reveal the most complete insights on cell function and obtain a full view of the behavior of each cell. Our unique suite of proven high-throughput tools and services offer unparalleled resolution and speed, accelerating the insights that are key to advancing discoveries that can profoundly improve the prevention and treatment of disease.  Our award-winning platforms are used by researchers across the globe, including those at the top 15 global pharmaceutical companies and approximately 85% of leading U.S. comprehensive cancer centers.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on the Company's beliefs and assumptions and on information currently available to it on the date of this press release. In some cases, you can identify forward-looking statements by the words "aim," "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "ongoing," "plan," "positioned," "potential," "predict," "project," "should," "will," "would" or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. All statements contained in this release that are not statements of historical fact are forward-looking statements, including but not limited to statements regarding expected benefits from the merger with IsoPlexis, including anticipated cost synergies and the brand and positioning of the combined company; our ability to achieve profitability and breakeven; our ability to generate shareholder value; the capabilities and attractiveness of our platform; our ability to retain key personnel; market opportunities and anticipated growth in the markets we serve; our ability to grow market share, expand our customer base and generate recurring revenue; our ability to expand our product portfolio; and the sustainability of our business. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. There are a significant number of factors that could cause our actual results to differ materially from statements made in this press release, including but not limited to [the effect of the merger with IsoPlexis on various aspects of our ongoing business operations, including employees, distributors, customers and suppliers; the possibility that expected synergies and operating efficiencies in connection with the merger may not be achieved within the expected timeframes or at all; the risk that integration of IsoPlexis' operations into those of the combined company may be more difficult, time-consuming or costly than expected; the possibility that our expectations as to cost synergies, expenses, cash usage and cash needs may prove not to be correct; the impacts of changes in general economic and business conditions, including changes in the financial markets; potential challenges in the implementation of strategic plans for products and technologies, and challenges inherent in developing, manufacturing, launching, marketing and selling existing and new products; uncertainties in contractual relationships, including interruptions or delays in the supply of components or materials for, or manufacturing of, products; and the additional risks and uncertainties discussed in each of Berkeley Lights' and IsoPlexis' filings with the SEC, including Berkeley Lights' and IsoPlexis' Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Except to the extent required by law, we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.